EXHIBIT 10j(vii)

VERIZON COMMUNICATIONS INC. LONG-TERM INCENTIVE PLAN

SPECIAL PERFORMANCE STOCK UNIT AGREEMENT

2010 – 12 AWARD CYCLE

AGREEMENT between Verizon Communications Inc. (“Verizon” or the “Company”) and you (the “Participant”) and your heirs and beneficiaries.

1. Purpose of Agreement. The purpose of this Agreement is to provide a special grant of performance stock units (“PSUs”) to the Participant.

2. Agreement. This Agreement is entered into pursuant to the 2009 Verizon Communications Inc. Long-Term Incentive Plan (the “Plan”), and evidences the grant of a performance stock unit award in the form of PSUs pursuant to the Plan. In consideration of the benefits described in this Agreement, which Participant acknowledges are good, valuable and sufficient consideration, the Participant agrees to comply with the terms and conditions of this Agreement, including the participant’s obligations and restrictions set forth in Exhibit A to this Agreement (the “Participant’s Obligations”), which are incorporated into and are a part of the Agreement. The PSUs and this Agreement are subject to the terms and provisions of the Plan. By executing this Agreement, the Participant agrees to be bound by the terms and provisions of the Plan and this Agreement, including but not limited to the Participant’s Obligations. In addition, the Participant agrees to be bound by the actions of the Human Resources Committee of Verizon Communication’s Board of Directors or any successor thereto (the “Committee”), and any designee of the Committee (to the extent that such actions are exercised in accordance with the terms of the Plan and this Agreement). If there is a conflict between the terms of the Plan and the terms of this Agreement, the terms of this Agreement shall control.

3. Contingency. The grant of PSUs is contingent on the Participant’s timely acceptance of this Agreement and satisfaction of the other conditions contained in it. Acceptance shall be through execution of the Agreement as set forth in paragraph 21. If the Participant does not accept this Agreement by the close of business on March 31, 2010, the Participant shall not be entitled to this grant of PSUs regardless of the extent to which the vesting requirements in paragraph 5 (“Vesting”) are satisfied.

4. Number of Units. The Participant is granted the number of PSUs as specified in the Participant’s account under the 2010 Special PSU grant, administered by Fidelity Investments or any successor thereto (“Fidelity”). A PSU is a hypothetical share of Verizon’s common stock. The value of a PSU on any given date shall be equal to the closing price of Verizon’s common stock on the New York Stock Exchange (“NYSE”) as of such date. A Dividend Equivalent Unit (“DEU”) or fraction thereof shall be added to each PSU each time that a dividend is paid on Verizon’s common stock. The amount of each DEU shall be equal to the corresponding dividend paid on a share of Verizon’s common stock. The DEU shall be converted into PSUs or fractions thereof based upon the closing price of Verizon’s common stock traded on the NYSE on the dividend payment date of each declared dividend on Verizon’s common stock, and such PSUs or fractions thereof shall be added to the Participant’s PSU balance. To the extent that Fidelity or the Company makes an error, including but not limited to an administrative error with respect to the number or value of the PSUs granted to the Participant under this Agreement, the DEUs credited to the Participant’s account or the amount of the final award payment, the Company or Fidelity specifically reserves the right to correct such error at any time and the Participant agrees that he or she shall be legally bound by any corrective action taken by the Company or Fidelity.

5. Vesting.

(a) General. The Participant shall vest in the PSUs to the extent provided in paragraph 5(b) (“Performance Requirement”) only if the Participant satisfies the requirements of paragraph 5(c) (“Three-Year Continuous Employment Requirement”), except as otherwise provided in paragraph 7 (“Early Cancellation/Accelerated Vesting of PSUs”).

(b) Performance Requirement.

(1) General. The PSUs shall become payable based on Verizon’s Return on Equity during the three-year period beginning January 1, 2010, and ending at the close of business on December 31, 2012 (the “Award Cycle”). No PSUs shall become payable unless the Committee determines that certain threshold performance requirements have been satisfied. The formula for determining the total number of PSUs that may become payable (the “Payout Formula”) will equal the number of PSUs that the Participant is granted as described in paragraph 4 (plus any additional PSUs added with respect to DEUs credited over the Award Cycle) times the Verizon Vested Percentage (as defined below). For example, if (a) the Participant is granted 1,000 PSUs, and (b) those PSUs are credited with an additional 200 PSUs as a result of DEUs paid over the Award Cycle, and (c) the Verizon Vested Percentage is 50%, the Participant will vest in (1,000 PSUs + 200 PSUs from DEUs) times 50%, or 600 PSUs, which shall be payable in shares of Verizon common stock as described in paragraph 6.

(2) Definitions. For purposes of the performance requirement and Payout Formula set forth in paragraph 5(b)(1) –

(i) “Verizon Vested Percentage” shall be an amount (between 0% and 200%), which is based on Verizon’s Return on Equity during the Award Cycle, as provided in the following table:

Verizon Return on Equity	Verizon Vested Percentage

17% or higher	200%

Greater than 8% but less than 17%	50% – 150%

8% or lower	0%

(ii) The Committee shall have the discretion to determine the applicable Verizon Vested Percentage to the extent that Verizon’s Return on Equity during the Award Cycle is greater than 8% but less than 17%; provided that such Vested Percentage must be between 50% and 150%. If Verizon’s Return on Equity during the Award Cycle does not exceed 8%, then no Award will be payable under this Agreement. If Verizon’s Return on Equity during the Award Cycle is 17% or higher, then the maximum Vested Percentage of 200% shall be payable.

(iii) “Return on Equity” shall have the same meaning as described in Section 2.20 of Verizon’s 2009 Short-Term Incentive Plan. Measurement periods may vary between and/or during an Award Cycle, and may or may not be coextensive with the Award Cycle. The Committee retains the discretion to determine and to change the measurement periods which shall be used to calculate the Return on Equity during the Award Cycle, both before and during the Award Cycle.

(c) Three-Year Continuous Employment Requirement. Except as otherwise determined by the Committee, or except as otherwise provided in paragraph 7(b) or 7(c), the PSUs shall vest only if the Participant is continuously employed by the Company or a Related Company (as defined in paragraph 13) from the date the PSUs are granted through the end of the Award Cycle.

(d) Transfer. Transfer of employment from Verizon to a Related Company, from a Related Company to Verizon, or from one Related Company to another Related Company shall not constitute a separation from employment hereunder, and service with a Related Company shall be treated as service with the Company for purposes of the three-year continuous employment requirement in paragraph 5(c).

6. Payment. All payments under this Agreement shall be made in shares of Verizon common stock. Payments shall be made as soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2013). The number of shares that shall be paid (plus withholding for taxes and any applicable deferral amount) shall equal the number of vested PSUs (as provided in paragraph 5(b)). If the Participant dies before any payment due hereunder is made, such payment shall be made to the Participant’s beneficiary, as designated under paragraph 11. Once a payment has been made with respect to a PSU, the PSU shall be canceled; however, all other terms of the Agreement, including but not limited to the Participant’s Obligations, shall remain in effect. Moreover, the Participant is required to hold all shares that are paid under the terms of this Agreement for a minimum of two years after the date the shares become payable. Thus, the Participant is required to hold all shares paid under this Agreement at least through December 31, 2014. Such restriction shall not apply it the Participant dies or becomes disabled at any time prior to the end of this two-year holding period.

7. Early Cancellation/Accelerated Vesting of PSUs. Subject to the provisions of paragraph 5, PSUs may vest or be forfeited before vesting as follows:

(a) Voluntary Separation (including Retirement) On or Before December 31, 2012 or Discharge for Cause On or Before December 31, 2012.

(1) If the Participant (i) voluntarily quits or Retires (as defined in paragraph 7(b)(4)) on or before December 31, 2012, (iii) is terminated for Cause (as defined below) on or before December 31, 2012, or (iii) separates from employment on or before December 31, 2012 under circumstances not described in paragraph 7(b), all then-unvested PSUs shall be canceled immediately and shall not be payable.

(2) For purposes of this Agreement, “Cause” means (i) grossly incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to the Participant; fraud, misappropriation or embezzlement; or a material breach of the Verizon Code of Conduct or any of the Participant’s Obligations set forth in Exhibit A to this Agreement, all as determined by the Executive Vice President – Human Resources of Verizon (or his or her designee) in his or her discretion, or (ii) commission of any felony of which the Participant is finally adjudged guilty by a court of competent jurisdiction.

(b) Involuntary Termination Without Cause On or Before December 31, 2012 or Termination Due to Death or Disability On or Before December 31, 2012.

(1) This paragraph 7(b) shall apply if the Participant separates from employment by reason of an involuntary termination without Cause (as determined by the Executive Vice President – Human Resources of Verizon (or his or her designee)), death, or disability (as defined below) on or before the last day of the Award Cycle. “Disability” shall mean the total and permanent disability of the Participant as defined by, or determined under, the Company’s long-term disability benefit plan.

(2) If the Participant separates from employment prior to the end of the Award Cycle under circumstances described in paragraph 7(b)(1), the Participant’s then-unvested PSUs shall be subject to the vesting provisions set forth in paragraph 5 (without prorating the award), except that the three-year continuous employment requirement set forth in paragraph 5(c) shall not apply, provided that the Participant has not and does not commit a material breach of any of the Participant’s Obligations and provided that the Participant executes, within the time prescribed by Verizon, a release satisfactory to Verizon waiving any claims he or she may have against Verizon and any Related Company.

(3) Any PSUs that vest pursuant to paragraph 7(b)(2) shall be payable as soon as practicable after the end of the Award Cycle (but in no event later than March 15, 2013).

(4) For purposes of this Agreement, “Retire” means (i) to retire after having attained at least 15 years of vesting service (as defined under the applicable Verizon tax-qualified 401(k) savings plan) and a combination of age and years of vesting service that equals or exceeds 75 points, or (ii) retirement under any other circumstances determined in writing by the Executive Vice President – Human Resources of Verizon (or his or her designee), provided that, in the case of either (i) or (ii) in this paragraph, the retirement was not occasioned by a discharge for Cause.

(c) Change in Control. If a Participant is involuntarily terminated without Cause within twelve (12) months following the occurrence of a Change in Control of Verizon (as defined in the Plan), all then-unvested PSUs shall vest and become payable (without prorating the award) by applying a Verizon Vested Percentage of no less than 100% to all then-unvested PSUs without regard to the performance requirement in paragraph 5(b) or the three-year continuous employment requirement in paragraph 5(c); however, all other terms of the Agreement, including but not limited to the Participant’s Obligations, shall remain in effect. A Change in Control or an involuntary termination without Cause that occurs after the end of the Award Cycle shall have no effect on whether any PSUs vest or become payable under this paragraph 7(c). All payments provided in this paragraph 7(c) shall be made at their regularly scheduled time as specified in paragraph 6.

(d) Vesting Schedule. Except and to the extent provided in paragraphs 7(b) and (c), nothing in this paragraph 7 shall alter the vesting schedule prescribed by paragraph 5.

8. Shareholder Rights. The Participant shall have no rights as a shareholder with respect to the PSUs. Except as provided in the Plan or in this Agreement, no adjustment shall be made for dividends or other rights for which the record date occurs while the PSUs are outstanding.

9. Amendment of Agreement. Except to the extent required by law or specifically contemplated under this Agreement, neither the Committee nor the Executive Vice President – Human Resources of Verizon (or his or her designee) may, without the written consent of the Participant, change any term, condition or provision affecting the PSUs if the change would have a material adverse effect upon the PSUs or the Participant’s rights thereto. Nothing in the preceding sentence shall preclude the Committee or the Executive Vice President – Human Resources of Verizon (or his or her designee) from exercising administrative discretion with respect to the Plan or this Agreement, and the exercise of such discretion shall be final, conclusive and binding. This discretion includes, but is not limited to, corrections of any errors, including but not limited to any administrative errors, determining the total percentage of PSUs that become payable, and determining whether the Participant has been discharged for Cause, has a disability, has Retired, has breached any of the Participant’s Obligations set forth in Exhibit A or has satisfied the three-year continuous employment requirement.

10. Assignment. The PSUs shall not be assigned, pledged or transferred except by will or by the laws of descent and distribution.

11. Beneficiary. The Participant shall designate a beneficiary in writing and in such manner as is acceptable to the Executive Vice President – Human Resources of Verizon (or his or her designee). If the Participant fails to so designate a beneficiary, or if no such designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s estate.

12. Other Plans and Agreements. Any payment received by the Participant pursuant to this Agreement shall not be taken into account as compensation in the determination of the Participant’s benefits under any pension, savings, life insurance, severance or other benefit plan maintained by Verizon or a Related Company. The Participant acknowledges that this Agreement or any prior PSU agreement shall not entitle the Participant to any other benefits under the Plan or any other plans maintained by the Company or Related Company.

13. Company and Related Company. For purposes of this Agreement, “Company” means Verizon Communications Inc. “Related Company” means (a) any corporation, partnership, joint venture, or other entity in which Verizon Communications Inc. holds a direct or indirect ownership or proprietary interest of 50 percent or more, or (b) any corporation, partnership, joint venture, or other entity in which Verizon Communications Inc. holds a direct or indirect ownership or other proprietary interest of less than 50 percent but which, in the discretion of the Committee, is treated as a Related Company for purposes of this Agreement.

14. Employment Status. The grant of the PSUs shall not be deemed to constitute a contract of employment for a particular term between the Company or a Related Company and the Participant, nor shall it constitute a right to remain in the employ of any such Company or Related Company.

15. Withholding. The Participant acknowledges that he or she shall be responsible for any taxes that arise in connection with this grant of PSUs, and the Company shall make such arrangements as it deems necessary for withholding of any taxes it determines are required to be withheld pursuant to any applicable law or regulation.

16. Securities Laws. The Company shall not be required to make payment with respect to any shares of common stock prior to the admission of such shares to listing on any stock exchange on which the stock may then be listed and the completion of any registration or qualification of such shares under any federal or state law or rulings or regulations of any government body that the Company, in its discretion, determines to be necessary or advisable.

17. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion, as described in paragraph 9. The Committee and the Audit Committee may designate any individual or individuals to perform any of its functions hereunder and utilize experts to assist in carrying out their duties hereunder.

18. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and the person or entity to whom the PSUs may have been transferred by will, the laws of descent and distribution, or beneficiary designation. All terms and conditions of this Agreement imposed upon the Participant shall, unless the context clearly indicates otherwise, be deemed, in the event of the Participant’s death, to refer to and be binding upon the Participant’s heirs and beneficiaries.

19. Construction. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision, including any of the Participant’s Obligations, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

20. Defined Terms. Except where the context clearly indicates otherwise, all capitalized terms used herein shall have the definitions ascribed to them by the Plan, and the terms of the Plan shall apply where appropriate.

21. Execution of Agreement. The Participant shall indicate his or her consent and acknowledgment to the terms of this Agreement (including the Participant’s Obligations in Exhibit A) and the Plan by executing this Agreement pursuant to the instructions provided and otherwise shall comply with the requirements of paragraph 3. In addition, by consenting to the terms of this Agreement and the Participant’s Obligations, the Participant expressly agrees and acknowledges that Fidelity may deliver all documents, statements and notices associated with the Plan and this Agreement to the Participant in electronic form. The Participant and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and Verizon executed this Agreement (including Exhibit A) in paper form.

22. Confidentiality. Except to the extent otherwise required by law, the Participant shall not disclose, in whole or in part, any of the terms of this Agreement. This paragraph 22 does not prevent the Participant from disclosing the terms of this Agreement to the Participant’s spouse or beneficiary or to the Participant’s legal, tax, or financial adviser, provided that the Participant take all reasonable measures to assure that the individual to whom disclosure is made does not disclose the terms of this Agreement to a third party except as otherwise required by law.

23. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

24. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Executive Vice President – Human Resources of Verizon at 140 West Street, 29th Floor, New York, New York 10007 and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

25. Dispute Resolution.

(a) General. Except as otherwise provided in paragraph 26 below, all disputes arising under or related to the Plan or this Agreement and all claims in which a Participant seeks damages or other relief that relate in any way to PSUs or other benefits of the Plan are subject to the dispute resolution procedure described below in this paragraph 25.

(i) For purposes of this Agreement, the term “Units Award Dispute” shall mean any claim against the Company or a Related Company, other than Employment Claims described in paragraph (a)(ii) below, regarding (A) the interpretation of the Plan or this

Agreement, (B) any of the terms or conditions of the PSUs issued under this Agreement, or (C) allegations of entitlement to PSUs or additional PSUs, or any other benefits, under the Plan or this Agreement; provided, however, that any dispute relating to the Participant’s Obligations contained in Exhibit A or to the forfeiture of an award as a result of a breach of any of the Participant’s Obligations shall not be subject to the dispute resolution procedures provided for in this paragraph 25.

(ii) For purposes of this Agreement, the term “Units Damages Dispute” shall mean any claims between the Participant and the Company or a Related Company (or against the past or present directors, officers, employees, representatives, or agents of the Company or a Related Company, whether acting in their capacity as such or otherwise), that are related in any way to the Participant’s employment or former employment, including claims of alleged employment discrimination, wrongful termination, or violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, or any other U.S. federal, state or local law, statute, regulation, or ordinance relating to employment or any common law theories of recovery relating to employment, such as breach of contract, tort, or public policy claims (“Employment Claims”), in which the damages or other relief sought relate in any way to PSUs or other benefits of the Plan or this Agreement.

(b) Internal Dispute Resolution Procedure. All Units Award Disputes, and any Units Damages Dispute alleging breach of contract, tort, or public policy claims with respect to the Plan or this Agreement (collectively, “Plan Disputes”), shall be referred in the first instance to the Verizon Employee Benefits Committee (“EB Committee”) for resolution internally within Verizon. Except where otherwise prohibited by law, all Plan Disputes must be filed in writing with the EB Committee no later than one year from the date that the dispute accrues. Consistent with paragraph 25(c)(i) of this Agreement, decisions about the enforceability of the limitations period contained herein are for the arbitrator to decide. To the fullest extent permitted by law, the EB Committee shall have full power, discretion, and authority to interpret the Plan and this Agreement and to decide all Plan Disputes brought under this Plan and Agreement before them. Determinations made by the EB Committee shall be final, conclusive and binding, subject only to review by arbitration pursuant to paragraph (c) below under the arbitrary and capricious standard of review.

(c) Arbitration. All appeals from determinations by the EB Committee as described in paragraph (b) above, and any Units Damages Dispute, shall be fully and finally settled by arbitration administered by the American Arbitration Association (“AAA”) on an individual basis (and not on a collective or class action basis) before a single arbitrator pursuant to the AAA’s Commercial Arbitration Rules in effect at the time any such arbitration is initiated. Any such arbitration must be initiated in writing pursuant to the aforesaid rules of the AAA no later than one year from the date that the claim accrues, except where a longer limitations period is required by applicable law. Decisions about the applicability of the limitations period contained herein are for the arbitrator to decide. A copy of the AAA’s Commercial Arbitration Rules may be obtained from Human Resources. The Participant agrees that the arbitration shall be held at the office of the AAA nearest the place of the Participant’s most recent employment by the Company or a Related Company, unless the parties agree in writing to a different location. All claims by the Company or a Related Company against the Participant, except for breaches of any of the Participant’s Obligations contained in Exhibit A hereto, shall also be raised in such arbitration proceedings.

(i) The arbitrator shall have the authority to determine whether any dispute submitted for arbitration hereunder is arbitrable. The arbitrator shall decide all issues submitted for arbitration according to the terms of the Plan, this Agreement, existing Company policy, and applicable substantive New York State and U.S. federal law and shall have the authority to award any remedy or relief permitted by such laws. The final decision of the EB Committee with respect to a Plan Dispute shall be upheld unless such decision was arbitrary or capricious. The decision of the arbitrator shall be final, conclusive and binding and enforceable in any applicable court.

(ii) The Participant understands and agrees that, pursuant to this Agreement, both the Participant and the Company or a Related Company waive any right to sue each other in a court of law or equity, to have a trial by jury, or to resolve disputes on a collective, or class, basis, and that the sole forum available for the resolution of Units Award Disputes and Units Damages Disputes is arbitration as provided in this paragraph 25. If an arbitrator or court finds that the arbitration provisions of this Agreement are not enforceable, both Participant and the Company or a Related Company understand and agree to waive their right to trial by jury of any Units Award Dispute or Units Damages Dispute. This dispute resolution procedure shall not prevent either the Participant or the Company or a Related Company from commencing an action in any court of competent jurisdiction for the purpose of obtaining injunctive relief to prevent irreparable harm pending and in aid of arbitration hereunder; in such event, both the Participant and the Company or a Related Company agree that the party who commences the action may proceed without necessity of posting a bond.

(iii) In consideration of the Participant’s agreement in paragraph (ii) above, the Company or a Related Company will pay all filing, administrative and arbitrator’s fees incurred in connection with the arbitration proceedings. If the AAA requires the Participant to pay the initial filing fee, the Company or a Related Company will reimburse the Participant for that fee. All other fees incurred in connection with the arbitration proceedings, including but not limited to individual attorney’s fees, will be the responsibility of each party.

(iv) The parties intend that the arbitration procedure to which they hereby agree shall be the exclusive means for resolving all Units Award Disputes (subject to the mandatory EB Committee procedure provided for in paragraph 25(b) above) and Units Damages Disputes. Their agreement in this regard shall be interpreted as broadly and inclusively as reason permits to realize that intent.

(v) The Federal Arbitration Act (“FAA”) shall govern the enforceability of this paragraph 25. If for any reason the FAA is held not to apply, or if application of the FAA requires consideration of state law in any dispute arising under this Agreement or subject to this dispute resolution provision, the laws of the State of New York shall apply without giving effect to the conflicts of laws provisions thereof.

(vi) To the extent an arbitrator determines that the Participant was not terminated for Cause and is entitled to the PSUs or any other benefits under the Plan pursuant to the provisions applicable to an involuntary termination without Cause, the Participant’s obligation to execute a release satisfactory to Verizon as provided under paragraph 7(b)(2) shall remain applicable in order to receive a payout of any PSUs pursuant to this Agreement.

26. Additional Remedies. Notwithstanding the dispute resolution procedures, including arbitration, of paragraph 25 of this Agreement, and in addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Participant for Cause or to involuntarily terminate the Participant without Cause), the Participant acknowledges that –

(a) The Participant’s Obligations in Exhibit A to this Agreement are essential to the continued goodwill and profitability of the Company;

(b) The Participant has broad-based skills that will serve as the basis for employment opportunities that are not prohibited by the Participant’s Obligations in Exhibit A;

(c) When the Participant’s employment with the Company or any Related Company terminates, the Participant shall be able to earn a livelihood without violating any of the Participant’s Obligations in Exhibit A;

(d) Irreparable damage to the Company shall result in the event that the Participant’s Obligations in Exhibit A are not specifically enforced and that monetary damages will not adequately protect the Company from a breach of these Participant’s Obligations;

(e) If any dispute arises concerning the violation or anticipated or threatened violation by the Participant of any of the Participant’s Obligations in Exhibit A, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;

(f) The Participant’s Obligations in Exhibit A shall continue to apply after any expiration, termination, or cancellation of this Agreement;

(g) The Participant’s breach of any of the Participant’s Obligations in Exhibit A shall result in the Participant’s immediate forfeiture of all rights and benefits, including all PSUs and DEUs, under this Agreement; and

(h) All disputes relating to the Participant’s Obligations in Exhibit A, including their interpretation and enforceability and any damages (including but not limited to damages resulting in the forfeiture of an award under this Agreement) that may result from the breach of such Participant’s Obligations shall not be subject to the dispute resolution procedures, including arbitration, of paragraph 25 of this Agreement, but shall instead be determined in a court of competent jurisdiction.

Exhibit A - Participant’s Obligations

As part of the Agreement to which this Exhibit A is attached, you, the Participant, agree to the following obligations:

1. Noncompetition –

(a) Prohibited Conduct – During the period of your employment with the Company or any Related Company, and for a period ending twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the prior written consent of the Executive Vice President – Human Resources of Verizon (or his or her designee):

(1) personally engage in Competitive Activities (as defined below); or

(2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest;

provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person or entity affiliated with such individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or (ii) engaging in the practice of law as an in-house counsel, sole practitioner or as a partner in (or as an employee of or counsel to) a corporation or law firm in accordance with applicable legal and professional standards. Exception (ii), however, does not apply to any Participant that may be engaging in Competitive Activities or providing services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, wherein such employment or services being provided are not the practice of law.

(b) Competitive Activities – For purposes of the Agreement, to which this Exhibit A is attached, “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services (1) which were or are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any Related Company, and (2) for which you have responsibility or any involvement to plan, develop, manage, market, oversee or perform, or had any such responsibility or involvement within your most recent 24 months of employment with the Company or any Related Company. Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services does not overlap with the geographic marketing area for the applicable products and services of the Company or any Related Company.

2. Interference With Business Relations – During the period of your employment with the Company or any Related Company, and for a period ending twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the written consent of the Executive Vice President – Human Resources of Verizon (or his or her designee):

(a) recruit, induce or solicit any employee, directly or indirectly, of the Company or Related Company for employment or for retention as a consultant or service provider;

(b) hire or participate (with another person or entity) in the process of hiring (other than for the Company or any Related Company) any person who is then an employee of the Company or any Related Company, or provide names or other information about any employees of the Company or Related Company to any person or entity (other than to the Company or any Related Company), directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring any such employee;

(c) interfere, directly or indirectly, with any relationship of the Company or any Related Company with any of its employees, agents, or representatives;

(d) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or prospect of the Company or any Related Company (1) to cease being, or not to become, a customer of the Company or any Related Company or (2) to divert any business of such customer or prospect from the Company or any Related Company; or

(e) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any Related Company and any of its customers, clients, prospects, suppliers, consultants, employees, agents, or representatives.

3. Effect of a Material Restatement of Financial Results – Notwithstanding anything in this Agreement to the contrary, you agree that, with respect to all PSUs granted to you on or after January 1, 2007 and all short-term incentive awards made to you on or after January 1, 2007, to the extent the Company is required to materially restate any financial results based upon your willful misconduct or gross negligence while employed by the Company or any Related Company (and where such restatement would have resulted in a lower payment being made to you), you will be required to repay all previously paid or deferred (i) PSUs and (ii) short-term incentive awards that were provided to you during the performance periods that are the subject of the restated financial results, plus a reasonable rate of interest. For purposes of this paragraph, “willful misconduct” and “gross negligence” shall be as determined by the Committee. The Audit Committee of the Verizon Board of Directors shall determine whether a material restatement of financial results has occurred. If you do not repay the entire amount required under this paragraph, the Company may, to the extent permitted by applicable law, offset your obligation to repay against any source of income available to it, including but not limited to any money you may have in your nonqualified deferral accounts.

4. Return Of Company Property; Intellectual Property Rights – You agree that on or before termination of your employment for any reason with the Company or any Related Company, you shall return to the Company all property owned by the Company or any Related Company or in which the Company or any Related Company has an interest or to which the Company or any Related Company has any obligation, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company (or, as applicable, a Related Company) is the rightful owner of, and you hereby do grant and assign, all right, title and interest in and to any programs, ideas, inventions, discoveries, works of authorship, data, information, patentable or copyrighted material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company or a Related Company, where any such origination or development involved any use of Company or Related Company time, information or resources, was made in the exercise of your responsibilities for or on behalf of the Company or a Related Company or was related to the Company’s or a Related Company’s past, present or future business or to the Company’s or a Related Company’s actual or demonstrably anticipated research, development or procurement activities. You shall at all times, both before and after termination of your employment, cooperate with the Company (or, as applicable, any Related Company) in executing and delivering documents requested by the Company or a Related Company, and taking any other actions, that are necessary or requested by the Company or a Related Company to assist the Company or any Related Company in patenting, copyrighting, protecting, enforcing or registering any programs, ideas, inventions, discoveries, works of authorship, data, information, patentable or copyrighted material, trademarks or other intellectual property rights, and to vest title thereto solely in the Company (or, as applicable, a Related Company).

5. Proprietary And Confidential Information – You shall at all times, including after any termination of your employment with the Company or any Related Company, preserve the confidentiality of all Proprietary Information (defined below) and trade secrets of the Company or any Related Company, and you shall not use for the benefit of any person, other than the Company or a Related Company, or disclose to any person, except and to the extent that disclosure of such information is legally required, any Proprietary Information or trade secrets of the Company or any Related Company. “Proprietary Information” means any information or data related to the Company or any Related Company, including information entrusted to the Company or a Related Company by others, which has not been fully disclosed to the public by the Company or a Related Company, which is treated as confidential or protected within the Company or any Related Company or is of value to competitors, such as strategic or tactical business plans; undisclosed business, operational or financial data; ideas, processes, methods, techniques, systems, models, devices, programs, computer software, or related information; documents relating to regulatory matters or correspondence with governmental entities; information concerning any past, pending, or threatened legal dispute; pricing or cost data; the identity, reports or analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information or data; identities of users or purchasers of the Company’s or Related Company’s products or services; the Agreement to which this Exhibit A is attached; and any other non-public information pertaining to or known by the Company or a Related Company, including confidential or non-public information of a third party that you know or should know the Company or a Related Company is obligated to protect.

6. Definitions – Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Agreement to which this Exhibit A is attached.

7. Agreement to Participant’s Obligations. You shall indicate your agreement to these Participant’s Obligations in accordance with the instructions provided in the Agreement, and your acceptance of the Agreement shall include your acceptance of these Participant’s Obligations. As stated in paragraph 21 of the Agreement, you and Verizon hereby expressly agree that the use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if you and Verizon executed these Participant’s Obligations in paper form.